Exhibit 10.3

2013 RESTRICTED STOCK UNIT AWARD AGREEMENT

We are pleased to advise you that the Compensation Committee (the “Committee”) of the Board of Directors of Office Depot, Inc. (the “Company”) has on December 2, 2013 (the “Grant Date”) granted you a restricted stock unit award pursuant to the 2003 OfficeMax Incentive and Performance Plan (the “Plan”). Capitalized terms used but not defined in this 2013 Restricted Stock Unit Award Agreement (the “Agreement”) have the meanings given to them in the Plan. This award is subject to federal and local law and the requirements of the New York Stock Exchange.

1.	Restricted Stock Units

You have been granted two hundred twenty nine thousand thirty three (229,533) restricted stock units subject to the provisions and restrictions contained in the Plan and this Agreement (the “Restricted Stock Units”).

2.	Vesting

a.	Normal Vesting. The Restricted Stock Units will vest on the third anniversary of the Grant Date, provided that you are continuously employed by the Company or any Subsidiary from the Grant Date until the third anniversary of the Grant Date (the “Vesting Period”).

b.	Effect on Vesting of Separation from Service. Notwithstanding paragraph 2(a) above, the following rules will apply if you separate from service with the Company and its Subsidiaries during the Vesting Period:

i)

Death or Disability. If you separate from service with the Company and its Subsidiaries due to death or Disability during the Vesting Period, a pro rata portion of the Restricted Stock Units will vest on the date of such separation from service and you will forfeit the remainder of the Restricted Stock Units on such date. The portion of the Restricted Stock Units that will vest under the immediately prior sentence shall be determined by multiplying the total number of Restricted Stock Units by a fraction, the numerator of which is the total number of calendar days during which you were employed by the Company and its Subsidiaries during the Vesting Period and the denominator of which is 1095, rounded up to the nearest whole number of Restricted Stock Units (as necessary). For this purpose, you will be considered “Disabled” if you have been determined to be eligible to commence benefits under the Company’s long-term disability program; the effective date of your Disabled status will be the later of the date on which such determination is made or the date as of which you are determined to be eligible to commence such benefits. Your Disabled status must become effective under the preceding sentence prior to the date on which payment of your Restricted Stock Units due to your separation from service would otherwise be required pursuant to Section 4 below in order to be recognized under this Agreement.

ii)	Separation from Service without Cause or for Good Reason Prior to Change in Control. In the event of your separation from service with the Company and its Subsidiaries without Cause or for Good Reason during the Vesting Period and prior to the effective date of a Change in Control, you will vest in a pro rata portion of the Restricted Stock Units on the date of such separation from service and you will forfeit the remainder of the Restricted Stock Units on such date. The portion of your Restricted Stock Units that will vest under the immediately prior sentence shall be determined by multiplying the total number of Restricted Stock Units by a fraction, the numerator of which is the total number of calendar days during which you were employed by the Company and its Subsidiaries during the Vesting Period and the denominator of which is 1095, rounded up to the nearest whole number of Restricted Stock Units (as necessary).

iii)	Separation from Service without Cause or for Good Reason on or After Change in Control. In the event of your separation from service with the Company and its Subsidiaries without Cause or for Good Reason during the Vesting Period and within the period following the effective date of a Change in Control during which you are entitled to receive enhanced severance benefits upon a termination of employment pursuant to your Change in Control Agreement with the Company, the Restricted Stock Units will become fully vested on the date of such separation from service. In the event of your separation from service with the Company and its Subsidiaries without Cause or for Good Reason during the Vesting Period and after the period following the effective date of a Change in Control during which you are entitled to receive enhanced severance benefits upon a termination of employment pursuant to your Change in Control Agreement with the Company, the treatment specified in paragraph 2(b)(ii) above shall apply to the Restricted Stock Units. However, in any case, if the Restricted Stock Units are not assumed, substituted or otherwise continued on an equivalent basis by the surviving entity in the Change in Control, the Restricted Stock Units shall become fully vested on the effective date of the Change in Control.

iv.	Other Separation from Service. Except as provided otherwise in paragraphs 2(b)(i) through (iii) above, upon your separation from service with the Company and its Subsidiaries during the Vesting Period you will immediately forfeit all of your Restricted Stock Units.

v.	Definition of Cause. As used herein, the term “Cause” shall mean:

A.	your willful failure to perform your material duties (other than any such failure resulting from incapacity due to physical or mental illness);

B.	your willful failure to comply with any valid and legal directive of the Board;

C.	your engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to Company or its affiliates;

D.	your embezzlement, misappropriation or fraud, whether or not related to your employment with Company;

E.	your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

F.	your willful violation of a material policy of Company;

G.	your willful unauthorized disclosure of confidential information (within the meaning of the confidentiality covenant that you were required to sign as a condition of your employment with the Company); or

H.	your material breach of any material obligation under any written agreement between you and Company.

Termination of your employment shall not be deemed to be for Cause unless and until Company delivers to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board, finding that you are guilty of the conduct described in any of (A) - (H) above, after having afforded you a reasonable opportunity to appear (with counsel) before the Board. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have thirty (30) business days from the delivery of written notice by Company within which to cure any acts constituting Cause; provided, however, that if Company reasonably expects irreparable injury from a delay of thirty (30) business days, Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of your employment without notice and with immediate effect. No act or failure by you shall be considered “willful” if such act is done by you in the good faith belief that such act is or was in the best interests of Company or one or more of its businesses.

vi.	Definition of Good Reason. As used herein, the term “Good Reason” shall mean:

A.	a material reduction in your base salary with the Company;

B.	a material reduction in your target bonus opportunity with the Company;

C.	a relocation of your principal place of employment by more than 50 miles (without your prior written consent);

D.	a material, adverse diminution in your authority, duties or responsibilities (other than temporarily while you are physically or mentally incapacitated); or

E.	a material adverse change in the reporting structure applicable to you.

You cannot terminate your employment for Good Reason unless you have provided written notice to Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment for Good Reason within one hundred and eighty (180) days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds.

vii.	Definition of Change in Control. As used herein, the term “Change in Control” shall have the meaning set forth in the Office Depot, Inc. 2007 Long-Term Incentive Plan.

vi.	No Other Special Vesting Rights. The provisions of Section 24.1 of the Plan with respect to change in control do not apply to your Restricted Stock Units.

3.	Rights as Stockholder

You shall have no voting, dividend or any other rights as a stockholder of the Company with respect to your Restricted Stock Units. Upon the issuance of shares of the Company’s common stock (“Common Stock”) pursuant to Section 4 below, you shall obtain full voting and other rights of a stockholder of the Company as to such shares.

4.	Payment

Within 30 days after each of the following dates (except as provided otherwise in Section 10 below), the vested portion of the Restricted Stock Units as of such date (if any, less any portion of the Restricted Stock Units which became vested and was paid on an earlier date) shall be paid to you:

a.	The third anniversary of the Grant Date;

b.	The effective date of a Change in Control; and

c.	The date of your separation from service.

The Company will make payment by issuing to you and registering in your name a certificate or certificates for (or evidencing in book entry or similar account) a number of shares of the Common Stock equal to the number of Restricted Stock Units. Such shares will not be subject to any restrictions under this Agreement, but may be subject to certain restrictions under applicable securities laws.

5.	Withholding

You are required to pay to the Company all applicable federal, state, local or other taxes, domestic or foreign, with respect to your Restricted Stock Units (the “Required Tax Payments”). You shall be required to make payment to the Company of all Social Security and Medicare taxes due with respect to your Restricted Stock Units by check at such time as the Company is required to withhold such taxes. Unless you make other arrangements with the consent of the Company, all other Required Tax Payments will be satisfied by the Company withholding Shares otherwise to be delivered to you, having a Fair Market Value on the date the tax is to be determined, sufficient to make the Required Tax Payments. The Company will withhold the whole number of Shares sufficient to make the Required Tax Payments and will make a cash payment to you for the difference between the Fair Market Value of the Shares withheld and the Required Tax Payments on the payment date specified in Section 4 above (but if this would cause adverse accounting then the Company will withhold one less Share and you must pay in cash the additional withholding).

6.	Transferability of Restricted Stock Units

Your Restricted Stock Units may not be sold, pledged, assigned or transferred in any manner; any such purported sale, pledge, assignment or transfer shall be void and of no effect.

7.	Conformity with Plan

Your Restricted Stock Units are intended to conform in all respects with, and are subject to, all applicable provisions of the Plan which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan except as expressly provided otherwise in this Agreement. The Committee reserves its right to amend or terminate the Plan at any time without your consent; provided, however, that your Restricted Stock Units shall not, without your written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). All interpretations and determinations of the Committee or its delegate shall be final, binding and conclusive upon you and your legal representatives with respect to any question arising hereunder or under the Plan or otherwise, including guidelines, policies or regulations which govern administration of the Plan. By acknowledging this Agreement, you agree to be bound by all of the terms of the Plan and acknowledge availability and accessibility of the Plan document, the Plan Prospectus, and either the Company’s latest annual report to shareholders or annual report on Form 10-K on the Plan and/or Company websites. You understand that you may request paper copies of the foregoing documents by contacting the Company’s Director, Executive Compensation & International Compensation and Benefits.

8.	Restrictions on Shares

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of shares subject to the grant of the Restricted Stock Units is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder, no shares may be issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any listing standards of any exchange or self-regulatory organization on which the Common Stock of the Company is listed, and any applicable federal or state laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company. The Company shall have no liability to deliver any shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable state, federal, and foreign laws (including, without limitation and if applicable, the requirements of the Securities Act of 1933), and any applicable requirements of any securities exchange or similar entity. The Committee shall be permitted to amend this Agreement in its discretion to the extent the Committee determines that such amendment is necessary or desirable to achieve compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the guidance thereunder.

9.	Non-Compete, Confidentiality, and Non-Solicitation Requirements

Your Restricted Stock Units are also subject to your complying with and not breaching the non-compete, confidentiality, and non-solicitation covenants that you were required to sign as a condition of your employment with the Company.

10.	Compliance with Section 409A

a.	This Agreement shall be construed and administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an applicable exemption from Code Section 409A.

b.

To the extent that any compensation payable under this Agreement constitutes deferred compensation within the meaning of Code Section 409A and the Department of Treasury regulations and other guidance thereunder, (i) any provisions of this Agreement that provide for payment of compensation that is subject to Section 409A and that has payment triggered by your separation from service shall be deemed to provide for payment that is triggered only by your “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h) (a “Section 409A Separation from Service”), (ii) if you are a “specified employee” within the meaning of Treasury Regulation Section §1.409A-1(i) on the date of your Section 409A Separation from Service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such Section 409A Separation from Service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)), such compensation triggered by such Section 409A Separation from Service shall be paid to you six months following the date of such Section 409A Separation from Service (provided, however, that if you die after the date of such Section 409A Separation from Service, this six month delay shall not apply from and after the date of your death), and (iii) to the extent necessary to comply with Section

409A, the definition of change in control that applies under Section 409A shall apply under this Agreement to the extent that it is more restrictive than the definition of Change in Control that would otherwise apply. You acknowledge and agree that the Company has made no representation regarding the tax treatment of any payment under this Agreement and, notwithstanding anything else in this Agreement, that you are solely responsible for all taxes due with respect to any payment under this Agreement.

11.	Employment and Successors

Nothing in the Plan or this Agreement shall serve to modify or amend any employment agreement you may have with the Company or any Subsidiary or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment at any time, or confer upon you any right to continue in the employ of the Company or any Subsidiary for any period of time or to continue your present or any other rate of compensation subject to the terms of any employment agreement you may have with the Company. The grant of your Restricted Stock Units shall not give you any right to any additional awards under the Plan or any other compensation plan the Company has adopted or may adopt. The agreements contained in this Agreement shall be binding upon and inure to the benefit of any successor of the Company.

12.	Amendment

The Committee may amend this Agreement by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, provided that no such amendment shall adversely affect in a material way your rights hereunder without your written consent (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). Without limiting the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of the Restricted Stock Units or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant of the Restricted Stock Units as a result of any change in applicable law or regulation or any future law, regulation, ruling, or judicial decisions; provided that, any such change shall be applicable only to that portion of your Restricted Stock Units that are then subject to restrictions as provided herein.

13.	Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company as follows:

Office Depot, Inc.

c/o Vice President, Global Compensation, Benefits, and HRIM

6600 North Military Trail, C278

Boca Raton, FL 33496

Any notice to be given under the terms of this Agreement to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.

14.	Severability

If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

15.	Entire Agreement

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter herein. By acknowledging this Agreement, you accept the Restricted Stock Units in full satisfaction of any and all obligations of the Company to grant restricted stock units to you as of the date hereof.

16.	Governing Law

This Agreement will be governed by and enforced in accordance with the laws of the State of Florida, without giving effect to its conflicts of laws rules or the principles of the choice of law.

17.	Venue

Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against you or the Company only in the courts of the State of Florida or, if it has or can acquire jurisdiction, in the United States

District Court for the Southern District of Florida, West Palm Beach Division; and you and the Company consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

To confirm your understanding and acknowledgment of the terms contained in this Agreement, please sign and date this Agreement below.

Very truly yours,

OFFICE DEPOT, INC.

Acknowledged:

/s/ Stephen E. Hare

Stephen E. Hare

Date: December 2, 2013